Exhibit 99.1

September 16, 2015	For More Information Contact:
For Immediate Release	Mark D. Curtis, EVP, CFO and Treasurer
(516) 671-4900, Ext. 585

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES THE ELECTION OF

PETER QUICK TO THE BOARD OF DIRECTORS

Glen Head, New York, September 16, 2015 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, announced that Peter Quick has been elected in accordance with the Corporation’s bylaws to serve as a director until the 2016 annual meeting of stockholders. Mr. Quick has also been elected to serve as a director of The First National Bank of Long Island.

Mr. Quick has over 30 years of experience in the securities and financial services industries. He is a recognized leader in the securities industry with experience in the domestic and international equities market, equities market making, market structure reform, trading technology and clearing operations.

Mr. Quick is a Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke & Quick Partners LLC, a broker dealer. Mr. Quick was President of the American Stock Exchange from 2000 to 2005. Prior to joining the American Stock Exchange he served as President of Quick & Reilly Inc., a Quick & Reilly subsidiary and a national discount brokerage firm. Mr. Quick also serves or has served as a director of a number of publicly held companies and not-for-profit entities.

Mr. Quick is a graduate from the University of Virginia with a B.S. in Engineering, and attended Stanford University’s Graduate School of Petroleum Engineering. He currently resides in Mill Neck, NY.

Walter C. Teagle III, Chairman of the Board of Directors, speaking on behalf of the company said: “We are very fortunate to have an individual with the financial services expertise of Peter Quick join our Board of Directors. As a company with community service as a key component of our corporate culture, Peter’s civic activities in our local market will be an added benefit to The First National Bank of Long Island.”

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